Blue Sphere Corporation 8-K

Exhibit 10.2

BLUE SPHERE CORPORATION

SENIOR DEBENTURE

THIS DEBENTURE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT’), OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS AND MAY ONLY BE ACQUIRED FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. THIS DEBENTURE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO SUCH SECURITIES UNDER THE ACT AND QUALIFICATION UNDER APPLICABLE STATE LAW WITHOUT AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

PRINCIPAL AMOUNT:	$_________
DEBENTURE NUMBER:	D-DEC-2015 –__
ISSUANCE DATE:	December 23, 2015
MATURITY DATE:	December 22, 2017

FOR VALUE RECEIVED, BLUE SPHERE CORPORATION, a Nevada corporation (the “Company”), as of December 23, 2015 (the “Issuance Date”), hereby unconditionally promises to pay subject to the provisions stated herein to the order of _________________________ (“Holder”), in lawful money of and within the United States of America and in immediately available funds, up to US$________________ (the “Principal Amount”), together with accrued and unpaid interest (“Interest”) thereon, at December 22, 2017 (the “Maturity Date”).

This Senior Debenture (this “Debenture”) and all other identical Senior Debentures in the aggregate principal amount of up to $3,000,000 (collectively, the “Debentures”) are issued in connection with a private placement by the Company of its of Debentures and Warrants, pursuant and in accordance with a Subscription Agreement dated the date hereof by and among the Company, the Holder and all other purchasers of Debentures (the “Subscription Agreement”), a copy of which agreement is available for inspection at the Company’s principal office. Notwithstanding any provision to the contrary contained herein, this Debenture is subject and entitled to certain terms, conditions, covenants and agreements contained in the Subscription Agreement. Any transferee of this Debenture, by its acceptance hereof, assumes the obligations of the Holder in the Subscription Agreement with respect to the conditions and procedures for transfer of this Debenture. Reference to the Subscription Agreement shall in no way impair the absolute and unconditional obligation of the Company to pay both Principal Amount and Interest.

1.           Principal Repayment; Interest Repayment.

(a)             Repayment of the Principal Amount by the Company to the Holder shall be made in full no later than the Maturity Date.

(b)             Interest shall accrue on the outstanding principal balance of this Debenture for the period beginning on the Issuance Date of this Debenture through and including the Maturity Date, unless redeemed pursuant to the terms hereof, at a rate of eleven percent (11%) per annum. All Interest payable under this Debenture shall be paid quarterly in arrears on or before the fifteenth (15th) day of each month following the end of the calendar quarter throughout the term of this Debenture Agreement with the first interest payment due one quarter after closing and each quarter thereafter.

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(c)             The Company may at any time repurchase any or all amounts outstanding under the Debentures in cash for one hundred and five percent (105%) of the Principal Amount of the Debentures plus all accrued but unpaid Interest on ten (10) business days’ notice. Redemptions pursuant to this Section 1(c) for less than all amounts outstanding under the Debentures shall be on a pro rata basis in accordance with the Holder’s investment relative to the total Principal Amount of all of the Debentures.

(d)             This Debenture is, for so long as it is outstanding, subject to the terms and conditions set forth in the Pledge Agreement between the Company and Subscriber dated as of the date hereof (the “Pledge Agreement”).

2.           Place of Payment; Application of Payments. All Principal Amount and Interest due hereunder shall be payable to Holder in United States Dollars to such bank account as shall be designated by Holder in immediately available funds or as otherwise specified to the Company in writing. Payment on this Debenture shall be applied first to any expenses of collection, then to accrued interest, and thereafter to the outstanding principal balance hereof.

3.           Default. The occurrence of any of the following events of default shall each constitute and be an “Event of Default” under this Debenture:

(a)             Bankruptcy or insolvency of the Company;

(b)             The Company’s failure to pay any of the Principal Amount due under this Debenture on the date the same becomes due and payable, or any accrued Interest or other amounts due under this Debenture after the same becomes due and payable;

(c)             Breach of any material covenant or agreement contained in this Debenture and such breach remains uncured for a period of fifteen (15) days after written notice thereof is received by the Company from Holder;

(d)            The dissolution of the Company or any vote in favor thereof by the board of directors (or similar governing body) and/stockholders of the Company; and

(e)            The Company makes an assignment for the benefit of creditors, or files an application for the appointment of a receiver or similar official with respect to it or any substantial part of its assets.

Upon the occurrence of an Event of Default, the unpaid Principal Amount, all unpaid accrued Interest thereon and all other amounts owing hereunder may, at the option of Holder, become immediately due and payable to Holder, provided, however, that upon the occurrence of an Event of Default described in Section 3(a), all indebtedness of the Company to Holder shall become immediately due and payable without any action of Holder.

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4.           Covenants.

(a)             Use of Proceeds. The Company shall use the net cash proceeds loaned to the Company pursuant to this Debenture for working capital and general corporate purposes, provided however, the Company shall have broad discretion in the application of the net proceeds allocated to working capital and general corporate purposes.

(b)             Compliance with Agreements. The Company shall perform and observe, or cause to be performed or observed, as the case may be, all of the provisions in its certificate of incorporation, its by-laws, and the obligations pursuant to the terms, agreements, and covenants of this Debenture and all documents and agreements executed or delivered in connection with this Debenture. The Company expressly represents that the Company has the full power and authority to deliver this Debenture that this Debenture has been duly authorized, executed, and delivered by the Company, and that the Company’s obligations under this Debenture are legal, valid, binding, and enforceable, absolute, and unconditional.

(c)             Preservation of Corporate Existence and Business. The Company shall use its best efforts to preserve intact its present business organization, rights, and privileges and present goodwill and, to the best of its ability, its relationships existing with other parties and shall at all times cause to be done all things necessary to maintain, preserve, and renew its corporate existence in the State of Nevada, and shall observe and conform with all valid requirements of such governmental authorities relating to the conduct of the business of the Company, the failure of which would have a material adverse effect upon the Company’s business or financial condition. The Company shall maintain and keep in force all material licenses, permits and agreements necessary to the conduct of its businesses.

(d)             Maintenance of Properties. The Company shall maintain and keep its properties, real and personal, in good repair, working order, and condition, and from time to time make all necessary or desirable repairs, renewals, and replacements, so that its business may be properly and advantageously conducted at all times.

(e)             Compliance with Obligations, Laws, etc. The Company shall comply with all of the obligations which it has incurred or to which it becomes subject pursuant to any contract or agreement, whether oral or written, express or implied, the breach of which might have a material adverse effect upon its business or financial condition, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves have been set aside on its books with respect thereto. The Company shall comply with all applicable laws, rules, and regulations of all governmental authorities.

(f)             Books of Account. The Company will, and will cause each of its subsidiaries to, at all times maintain books of account in which its financial transactions are duly recorded in conformance with generally accepted accounting principles.

(g)             Unconditional Obligation; No Waiver. The obligations to make payments provided for in this Debenture are absolute and unconditional and are not subject to any defense, set-off counterclaim, rescission, recoupement, or adjustment whatsoever. No forbearance, indulgence, delay, or failure to exercise any right or remedy with respect to this Debenture shall operate as a waiver or as an acquiescence in any default, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or exercise of any other right or remedy.

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5.             Waiver and Arbitration. TO THE FULLEST EXTENT PERMITTED BY LAW, HOLDER AND THE COMPANY AGREE THAT NEITHER OF THEM NOR ANY ASSIGNEE OR SUCCESSOR SHALL (i) SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER ACTION BASED UPON, OR ARISING OUT OF, THIS DEBENTURE, ANY RELATED AGREEMENTS OR INSTRUMENTS OR THE DEALINGS OR THE RELATIONSHIP BETWEEN THEM, (ii) SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED, OR (iii) MAKE ANY CLAIM FOR CONSEQUENTIAL, PUNITIVE, OR SPECIAL DAMAGES. THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN FULLY DISCUSSED BY HOLDER AND THE COMPANY, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NEITHER HOLDER NOR THE COMPANY HAS AGREED WITH OR REPRESENTED TO THE OTHER THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES. THE COMPANY WAIVES PRESENTMENT AND WRITTEN DEMAND FOR PAYMENT, NOTICE OF DISHONOR, PROTEST, AND NOTICE OF PROTEST OF THIS DEBENTURE.

All disputes arising under this Debenture shall be governed by and interpreted in accordance with the laws of the State of Nevada, without regard to principles of conflict of laws. The parties to this Debenture shall submit all disputes arising under this Debenture to arbitration in New York, New York before a single arbitrator of the American Arbitration Association (the “AAA”). The arbitrator shall be selected by application of the rules of the AAA, or by mutual agreement of the parties, except that such arbitrator shall be an attorney admitted to practice law in the State of New York. No party hereto will challenge the jurisdiction or venue provisions as provided in this section. Nothing in this section shall limit the Holder’s right to obtain an injunction for a breach of this Debenture from a court of law. Any injunction obtained shall remain in full force and effect until the arbitrator fully adjudicates the dispute.

6.           Attorney’s Fees; Collection Costs. If there has been an Event of Default by the Company hereunder, Holder shall be entitled to receive and the Company agrees to pay all costs of enforcement and collection incurred by Holder, including, without limitation, reasonable attorney’s fees relating thereto.

7.           Notices. Unless otherwise specified herein, all notices hereunder shall be in writing and shall be deemed to have been given when delivered by hand, or on the third business day after properly deposited with the United States Postal Service, as certified mail, return receipt requested, postage prepaid, or on the first business day after properly deposited with an overnight courier of national standing, addressed to the address indicated below:

If to the Company, at:

    ________________________

    ________________________

    ________________________

If to the Holder, to the address set forth for notice in the Subscription Agreement.

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8.             No Waivers of Holder’s Rights. No failure or delay by Holder in exercising any right, power, or privilege hereunder or under any other documents or agreements executed in connection herewith shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies in this Debenture provided are cumulative and not exclusive of any rights or remedies otherwise provided by agreement or law.

9.             Record Ownership. The Company or its attorney shall maintain a register of the Holder of the Debentures (the “Register”) showing their names and addresses and the serial numbers and principal amounts of Debentures issued to them. The Register may be maintained in electronic, magnetic or other computerized form. The Company may treat the person named as the Holder of this Debenture in the Register as the sole owner of this Debenture. The Holder of this Debenture is exclusively entitled to receive payments on this Debenture, receive notifications with respect to this Debenture and otherwise exercise all of the rights and powers as the absolute owner hereof.

10.           Worn or Lost Debentures. If this Debenture becomes worn, defaced or mutilated but is still substantially intact and recognizable, the Company or its agent may issue a new Debenture in lieu hereof upon its surrender. Where the Holder of this Debenture claims that the Debenture has been lost, destroyed or wrongfully taken, the Company shall issue a new Debenture in place of the Debenture if the Holder so requests by written notice to the Company.

11.           Amendments. Neither this Debenture nor any provision hereof may be amended, waived, discharged or terminated except by a written instrument signed by the Holder and, in the case of amendments, by the Company.

12.           Transferability. This Debenture has been issued by the Company for the sole benefit of Holder and may not be sold, transferred or otherwise assigned without the prior written consent of the Company, and the Holder agrees not to take any actions which would cause any third party to have such an interest in this Debenture.

13.           Assignment. The rights and obligations of the Company and Holder shall be binding upon any entity which becomes the successor of the Company such as the Public Company Successor or which otherwise assumes the Company’s obligations hereunder.

14.           Partial Invalidity. The invalidity or unenforceability of any one or more phrases, clauses or sections of this Debenture shall not affect the validity or enforceability of the remaining portions of it.

15.           Captions. The captions and headings of the various sections and subsections of this Debenture are provided for’ convenience only and shall not be construed to modify the meaning of such sections or’ subsections.

16.           Entire Agreement. This Debenture and the documents and any agreements executed in connection herewith constitute the ‘final agreement of the parties hereto and supersede any prior agreement or understanding, written or oral, with respect to the matters contained herein and therein.

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THIS DEBENTURE HAS BEEN EXECUTED AND DELIVERED IN THE STATE OF NEW YORK, UNITED STATES OF AMERICA. THIS DEBENTURE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEVADA, EXCLUDING CONFLICT OF LAWS PRINCIPLES THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY OTHER JURISDICTION.

BLUE SPHERE CORPORATION

By:
Name:	Shlomi Palas
Title:	Chief Executive Officer

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